Exhibit 3.5

THE COMPANIES ACTS 1985 AND 1989

A PRIVATE COMPANY LIMITED BY SHARES

Articles of Association

of

Inter Parfums Limited

(adopted by Special Resolution dated 26 February 2007)

THE COMPANIES ACT 1985

PRIVATE COMPANY LIMITED BY SHARES

Articles of Association

of

INTER PARFUMS LIMITED

(the "Company")

(adopted by Special Resolution dated 26 February 2007)

1	DEFINITIONS AND INTERPRETATION

1.1	In these Articles, unless the context requires otherwise:

"Act" means the Companies Act 1985 as amended and construed at the date of adoption of these Articles;

""A" Directors" means the directors from time to time appointed by the "A" Shareholders pursuant to these Articles and holding office for the time being and, unless otherwise stated, includes their duly appointed alternates;

""A" Shares" means the "A" Ordinary Shares of £100 each in the capital of the Company having the rights and restrictions set out in these Articles;

""A" Shareholder" means in respect of any "A" Share, the person or persons for the time being registered as the holder(s) of any "A" Shares;

"Articles" means the articles of association of the Company;

"associate" means in relation to a corporate entity a subsidiary or holding company of such entity or a subsidiary of such holding company;

""B" Directors" means the directors from time to time appointed by the "B" Shareholders pursuant to these Articles and holding office for the time being and, unless otherwise stated, includes their duly appointed alternates;

"Board" means the board of directors of the Company from time to time or as the context may require, any duly authorised committee thereof;

""B" Shares" means the "B" Ordinary Shares of £100 each in the capital of the Company having the rights and restrictions set out in these Articles;

""B" Shareholder" means in respect of any "B" Share, the person or persons for the time being registered as the holder(s) of any "B" Shares;

"business day" means a day, other than a Saturday or a Sunday, on which clearing banks are open for commercial business in London;

"clear days" means in relation to the period of a notice that period excluding the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect;

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"communication" means the same as in the Electronic Communications Act 2000;

"directors" means the directors for the time being of the Company or (as the context shall require) any of them acting as the board of directors of the Company;

"electronic communication" means the same as in the Electronic Communications Act 2000;

"executed" includes any mode of execution;

“Group” means, in relation to a Shareholder any company which is a holding company of that company or a subsidiary of that company or a subsidiary of such holding company;

"holder" means in relation to shares the member whose name is entered in the register of members as the holder of the shares;

"Majority Approval" means the approval of a majority of the Shareholders by reference to the number of Shares held of any class;

"Ordinary Shares" means the "A" Shares and the "B" Shares;

"Shareholders" means the "A" Shareholders, the "B" Shareholders and any other person registered in the register of members as the holder of a Share from time to time (and the expression "Shareholder" shall be construed accordingly);

"Statutes" means the Act, the Electronic Communications Act 2000 and every other statute or subordinate legislation at the time being in force concerning companies and affecting the Company;

"Relevant Securities" means

(a)	Shares in the Company other than Shares shown in the memorandum to have been taken by the subscribers to it; and

(b)	any right to subscribe for or convert any security into shares in the Company.

"Share" means any share in the capital of the Company of whatever class and includes any interest in any such share; and

"Table A" means Table A in the Companies (Tables A to F) Regulations 1985 as amended by the Companies (Tables A to F) (Amendment) Regulations 1985 and as further amended by The Companies Act 1985 (Electronic Communications) Order 2000.

1.2	The regulations of Table A shall apply to the Company save insofar as they are inconsistent with these Articles or are excluded or varied hereby or are duplicated in these Articles and such regulations (save as aforesaid) and the Articles hereafter contained shall be the regulations of the Company.

1.3	Unless the context otherwise requires, words or expressions contained in these Articles and in Table A bear the same meaning as in the Act but excluding any statutory modification thereof not in force when these Articles become binding on the Company Regulation 1 of Table A shall not apply to the Company.

1.4	References in these Articles to an Article by number are to a particular Article of these Articles.

1.5	These Articles shall take effect subject to the requirements of the Act and of every other statute for the time being in force affecting the Company.

1.6	In these Articles where the context so permits:

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(a)	words importing the singular number only shall include the plural number, and vice versa;

(b)	words importing the masculine gender only shall include the feminine gender;

(c)	words importing persons shall include bodies corporate, unincorporated associations and partnerships;

(d)	the expression "paid up" shall include credited as paid up; and

(e)	the word "writing" shall include using electronic communications.

1.7	Words and expressions defined in or for the purposes of the Act shall, unless these Articles provide otherwise, have the same meaning in these Articles.

1.8	Words and expressions defined elsewhere in these Articles shall bear the meanings thereby ascribed to them.

1.9	Headings used in these Articles shall not affect their construction or interpretation.

1.10	References to any statute or section of any statute shall include reference to any statutory amendment, extension, modification or re-enactment thereof for the time being in force.

SHARE CAPITAL

2	The Company is a private Company as defined by Section 1 of the Act and accordingly any offer to the public (whether for cash or otherwise) of any shares in or debentures of the Company or any allotment of or agreement to allot (whether for cash or otherwise) any shares in or debentures of the Company with a view to all or any of these shares or debentures being offered for sale to the public shall be prohibited.

3	The authorised share capital of the Company at the time of adoption of these Articles is
£10,000 divided into 51 "A" Shares of £100 each and 49 "B" Shares of £100 each. The "A" Shares and the "B" Shares shall be separate classes of Ordinary Shares but, save as hereinafter expressly provided, shall rank pari passu in all respects.

4	Subject to the provisions of the Act and without prejudice to any rights attached to any existing Shares, any Share may be issued with such rights or restrictions as the Company may by special resolution determine. Regulation 2 of Table A shall not apply to the Company.

5	Subject to the provisions of the Act, Shares may be issued which are to be redeemed or are to be liable to be redeemed at the option of the Company or the holder on such terms and in such manner as may be provided by the Articles provided that any Shares purchased or redeemed by the Company shall be treated as cancelled. Regulation 3 of Table A shall not apply to the Company.

6	The Company may exercise the powers of paying commissions conferred by the Act. Subject to the provisions of the Act, any such commission may be satisfied by the payment of cash or by the allotment of fully or partly paid Shares or partly in one way and partly in the other.

7	Except as required by law, no person shall be recognised by the Company as holding any Share upon any trust and (except as otherwise provided by the Articles or by law) the Company shall not be bound by or recognise any interest in any share except an absolute right to the entirety thereof in the holder. Regulation 5 of Table A shall not apply to the Company.

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SHARE CERTIFICATES

8	Every member, upon becoming the holder of any Shares, shall be entitled without payment to one certificate for all the Shares of each class held by him (and, upon transferring a part of his holding of shares of any class, to a certificate for the balance of such holding) or several certificates each for one or more of his Shares upon payment for every certificate after the first of such reasonable sum as the directors may determine. Every certificate shall be signed under the hand of two directors or any one director and the secretary of the Company and shall specify the number, class and distinguishing numbers (if any) of the Shares to which it relates and the amount or respective amounts paid up thereon. The Company shall not be bound to issue more than one certificate for shares held jointly by several persons and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them. Regulations 6 and 7 of Table A shall not apply to the Company.

9	If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and payment of the expenses reasonably incurred by the Company in investigating evidence as the directors may determine but otherwise free of charge, and (in the case of defacement or wearing-out) on delivery up of the old certificate.

ISSUE OF SHARES AND ALTERATION OF SHARE CAPITAL

10	The Company may by special resolution:-

(a)	increase its share capital by creating new Shares of such amount as the resolution prescribes;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares but so that any such consolidation and/or division shall not result in any member becoming entitled to fractions of a Share;

(c)	designate or redesignate any Shares;

(d)	subject to the provisions of the Act, sub-divide its Shares, or any of them into Shares of smaller amount and the resolution may determine that, as between the Shares resulting from the sub-division, any of them may have any preference or advantage as compared with the others; and

(e)	cancel Shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled. Regulation 32 of Table A shall not apply to the Company.

11	Save as may be provided by Regulation 110 of Table A as amended by these Articles, the directors are authorised to allot Relevant Securities on such terms and at such time or times as they may in their discretion think fit; provided that:

(a)	they obtain prior sanction of the Company by special resolution;

(b)	the maximum nominal amount of Relevant Securities to be allotted in pursuance of such authority shall be the aggregate nominal amount of the authorised and unissued share capital of the Company from time to time; and

(c)	this authority shall expire, unless sooner revoked or altered by the Company in general meeting, on the expiry of the period of five years from the date of the adoption of these Articles provided that the Company may before such expiry make one or more offers or agreements which would or might require Relevant Securities to be allotted after such expiry and the directors may allot Relevant Securities after such authority has expired in pursuance of every such offer or agreement as if the power conferred hereby had not expired.

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12	The provisions of Articles 10 and 11 shall have effect subject to section 80 of the Act.

13	Regulation 4 of Table A and, in accordance with section 91(1) of the Act, section 89(1) and sections 90(1) to (6) of the Act shall not apply to the Company.

14	Subject to the provisions of the Act, the Company may by special resolution reduce its share capital, any capital redemption reserve and any share premium account in any way. Regulation 34 of Table A shall not apply to the Company.

TRUSTS AND LIEN

15	For the avoidance of doubt (but without limitation), Regulation 8 of Table A shall apply without amendment.

CALLS ON SHARES AND FORFEITURE

16	There shall be added at the end of the first sentence of Regulation 18 of Table A, so as to increase the liability of any member in default in respect of a call, the words "and all expenses that may have been incurred by the Company by reason of such non-payment".

VARIATION OF CLASS RIGHTS

17	If at any time the share capital of the Company is divided into different classes of Shares, the rights attached to any class (unless otherwise provided by the terms of the issue of the Shares for that class) may not, whether or not the Company is being wound up, be varied without (i) the consent in writing of the holders of three-fourths in number of the issued Shares of that class, or with the sanction of an extraordinary resolution passed at a separate general meeting of the holders of the Shares of that class and (ii) the sanction of the Company by special resolution. To every such separate general meeting of a class of Shareholders the provisions of the regulations of the Company relating to general meetings shall apply, but so that the necessary quorum shall be one persons at least holding Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll. If any such separate general meeting shall be adjourned owing to the absence of a quorum and if at the adjourned meeting a quorum shall not be present within half an hour from the time appointed for such adjourned meeting the holder or holders of Shares of the class concerned who are present shall constitute a quorum and shall have power to decide upon all matters which could properly have been disposed of at the meeting from which the adjournment took place.

TRANSFER OF SHARES

18	An instrument of transfer of fully paid shares need not be signed by or on behalf of the transferee but shall be executed by or on behalf of the transferor who shall be deemed to remain a holder of the share until the name of the transferee is entered in the register of members in respect thereof. Regulation 23 of Table A shall be modified accordingly. Regulation 24 of Table A is hereby excluded.

19	Without limitation, the following shall be deemed to be a transfer or purported transfer of a Share for the purposes of Articles 18 to 22 (the "Transfer Articles"):

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(a)	any direction (by way of renunciation or otherwise) by a holder entitled to an allotment or transfer of a Share to the effect that a Share be allotted or issued or transferred to some person other than itself; or

(b)	any sale or other disposition of any legal or beneficial interest in a Share, whether or not for consideration and whether or not effected by an instrument in writing.

20	Other than in accordance with (i) Articles 21 and 22 or (ii) pursuant to any shareholders' agreement entered into between the Shareholders, no transfer of any Share shall be made or registered without the sanction of the Company by Majority Approval.

21	Any Shareholder (the “transferor”) may transfer, for any consideration whatsoever, any or all of the Shares registered in its name to any member of its own Group (the “transferee”) (whether directly or indirectly by a series of transactions), provided that if at any time the transferee ceases to be a member of that Shareholder's Group:

(a)	the transferee shall forthwith transfer back to the transferor the Shares registered in its name and which were so transferred to it; and

(b)	if the transferee has not so transferred those Shares within a period of 14 days after being required to do so by notice in writing given to it by the transferor, Article 22 shall apply.

22	If the transferee under Article 21 defaults in such obligation as referred to in that Article:

(a)	the Company may receive the purchase money (if any) or other consideration due to the transferee and shall initially hold that purchase money or other consideration in trust for the purchaser;

(b)	the transferee shall be deemed to have appointed any one Director or the Secretary of the Company as its duly appointed agent with full power to complete, sign and deliver on its behalf any stock transfer form and/or other document which needs to be completed and signed in order to vest in the transferor legal title to the Shares which the transferee is required to transfer pursuant to these Articles;

(c)	the transferee shall forthwith pay to the Company such amount as may be required to enable the Company to pay all stamp duties payable on such stock transfer form;

(d)	upon execution of such stock transfer form and/or other document, the Company shall hold the relevant purchase money (if any) in trust for the transferee;

(e)	the receipt by the Company (or such person who the Directors may authorise) of the purchase money or other consideration due to the transferee shall be a good discharge to the transferor from the transferee and, after the transferor has been entered in the Register of Members of the Company, the validity of the transfer shall not be questioned by any person; and

(f)	the purchase money shall be paid to the transferee upon delivery to the Company of its certificate or certificates in respect of the Shares transferred.

PURCHASE OF OWN SHARES

23	Subject to the provisions of the Act and the sanction of the Company by special resolution, the Company may purchase its own shares (including any redeemable shares) and, make a payment in respect of the redemption or purchase of its own shares otherwise than out of distributable profits of the Company or the proceeds of a fresh issue of shares. Regulation 35 of Table A shall not apply to the Company.

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GENERAL MEETINGS

24	All general meetings other than annual general meetings shall be called extraordinary general meetings.

25	The directors may call general meetings and, on the requisition of members pursuant to the provisions of the Act, shall forthwith proceed to convene an extraordinary general meeting for a date not later than eight weeks after receipt of the requisition. Regulations 36 and 37 of Table A shall not apply to the Company.

NOTICE OF GENERAL MEETINGS

26	An annual general meeting and an extraordinary general meeting called for the passing of a special resolution or a resolution appointing a person as a director shall be called by at least twenty-one clear days' notice. All other extraordinary general meetings shall be called by at least fourteen clear days' notice but a general meeting may be called by shorter notice if it is so agreed in accordance with section 369(3) of the Act:-

The notice shall specify the time and place of the meeting and the general nature of the business to be transacted only in the case of special business and, in the case of an annual general meeting, shall specify the meeting as such. Regulation 38 shall not apply to the Company.

Subject to the provisions of the Articles and to any restrictions imposed on any shares, the notice shall be given to all the members, to all persons entitled to a Share in consequence of the death or bankruptcy of a member and to the directors and auditors.

PROCEEDINGS AT GENERAL MEETINGS

27	No business shall be transacted at any meeting unless a quorum is present. Two persons entitled to vote upon the business to be transacted, each being a member or a proxy for a member or a duly authorised representative of a corporation where (only for so long as there shall be "A" Shares and "B" Shares in issue) one shall be an "A" Shareholder and one shall be a "B" Shareholder, shall be a quorum provided that if the Company shall have only one member, one member present in person or by proxy shall be a quorum and these Articles shall be construed accordingly.

28	If such a quorum is not present within half an hour from the time appointed for the meeting, or if during a meeting such a quorum ceases to be present (other than by reason of the temporary absence of any person), the meeting shall stand adjourned to the same day in the next week at the same time and place. If at the adjourned meeting a quorum is not present within 30 minutes from the time appointed for the meeting, the members present shall form a quorum. Regulations 40, 41 and 50 of Table A shall not apply to the Company.

29	The chairman, if any, of the board of directors or in his absence some other director nominated by the directors shall preside as chairman of the meeting. The chairman may, with the consent of all members present and entitled to vote at a meeting at which a quorum is present (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at an adjourned meeting other than business which might properly have been transacted at the meeting had the adjournment not taken place. When a meeting is adjourned for fourteen days or more, at least seven clear days’ notice shall be given specifying the time and place of the adjourned meeting and the general nature of the business to be transacted. Otherwise it shall not be necessary to give any such notice. Regulation 45 of Table A shall not apply to the Company.

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30	A poll may be demanded by the chairman or by any person present entitled to vote upon the business to be transacted and a demand by a person as proxy for a member shall be the same as a demand by the member. Regulation 46 of Table A shall be altered accordingly.

VOTES OF MEMBERS

31	Regulation 54 shall not apply to the Company. Subject to any rights or restrictions attached to any shares, on a show of hands every member who (being an individual) is present in person or by proxy or (being a corporation) is present by a duly authorised representative, not being himself a member entitled to vote, shall have one vote and on a poll every member shall have one vote for every fully paid share of which he is the holder.

32	The words "be entitled to" shall be inserted between the words "shall" and "vote" in Regulation 57 of Table A.

33	On a poll, votes may be given either personally or by proxy. A member may not appoint more than one proxy to attend on the same occasion and the last sentence of Regulation 59 of Table A shall not apply to the Company.

34	A resolution in writing signed by all the members for the time being entitled to receive notice of and attend and vote at general meetings shall be as effective as if the same had been passed at a general meeting of the Company duly convened and held and may consist of several documents in the like form each signed by one or more persons but a resolution so signed shall not be effective to remove a director or auditor before the expiration of his term of office or to do anything else which the Companies Acts from time to time do not allow to be done by written resolution. In the case of a corporation holding a Share the resolution may be signed on its behalf by a Director or the Secretary thereof or by its duly appointed attorney or duly authorised representative. Regulation 53 of Table A shall not apply to the Company.

NUMBER OF DIRECTORS

35	The number of directors shall not be less than one and there shall be no maximum number. In the event of there being a sole director these Articles shall be construed accordingly. Regulation 64 of Table A shall not apply to the Company.

ALTERNATE DIRECTORS

36	Any director (other than an alternate director) may appoint (a) any other director, or (b) any other person approved by resolution of the directors and willing to act, to be an alternate director and may remove from office an alternate director so appointed by him.

37	An alternate director shall (subject to his giving the Company an address which notice may be served upon him) be entitled to receive notice of all meetings of directors and of all meetings of committees of directors of which his appointor is a member, to attend and vote at any such meeting at which the director appointing him is not personally present, and generally to perform all the functions of his appointor as a director in his absence but shall not be entitled to receive any remuneration from the Company for his services as an alternate director.

38	An alternate director shall cease to be an alternate director if his appointor ceases to be a director.

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39	A person who holds office only as an alternate director shall, if his appointor is not present, be counted in the quorum.

40	If an alternate director is himself a director or attends any meeting as an alternate director for more than one director, his voting rights shall be cumulative but he shall only be counted once in deciding whether a quorum is present.

41	Any appointment or removal of an alternate director shall be by notice to the Company signed by the director making or revoking the appointment or in any other manner approved by the directors.

42	Save as otherwise provided in the Articles, an alternate director shall be deemed for all purposes to be a director and shall alone be responsible for his own acts and defaults and he shall not be deemed to be the agent of the director appointing him. Regulations 65 to 69 of Table A shall not apply to the Company.

POWERS OF DIRECTORS

43	Subject to the provisions of the Act, the memorandum and the Articles and to any directions given by or agreed between the Shareholders from time to time, the business of the Company shall be managed by the directors who may exercise all the powers of the Company. No alteration of the memorandum or Articles and no such direction shall invalidate any prior act of the directors which would have been valid if that alteration had not been made or that direction had not been given. The powers given by this Article shall not be limited by any special power given to the directors by the Articles and a meeting of directors at which a quorum is present may exercise all powers exercisable by the directors. Regulation 70 of Table A shall not apply to the Company.

APPOINTMENT AND RETIREMENT OF DIRECTORS

44	The "A" Shareholders shall have right to appoint and remove three "A" Directors, and shall have the right to appoint (from the Board) and remove the Chairman of the Company. Regulations 84 and 91 of Table A shall not apply to the Company. The "B" Shareholders shall have the right to appoint and remove two "B" Directors.

45	Neither the “A” Shareholders nor the “B” Shareholders shall have any right to appoint or remove the directors appointed by the other class of Shareholder.

46	If for any reason the "B" Shareholder transfers all the "B" Shares to the "A" Shareholder or any member of the "A" Shareholder's group, the "B" Shareholder shall procure that all "B" Directors shall resign and the quorum for any meeting of the Board or any meeting of the board of any subsidiary of the Company shall cease to require a "B" Director to be present and any requirement that any resolution shall require the approval of any "B" Director shall cease (if any). The "A" Shareholder shall be entitled to appoint additional "A" Directors up to the same number of "B" Directors as are required to resign pursuant to this Article.

47	All such appointments and removals under Articles 44, 45 and 46 shall be by notice in writing and shall take effect upon lodgement at the registered office of the Company. The directors shall not be required to retire by rotation and Regulations 73 to 80 (inclusive) of Table A shall not apply to the Company.

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REMUNERATION OF DIRECTORS

48	Except with the sanction of a special resolution of the Company, the directors shall not be entitled to remuneration, gratuities or pensions . Regulations 82 and 87 of Table A shall not apply to the Company.

DISQUALIFICATION AND REMOVAL OF DIRECTORS

49. (Notwithstanding the provisions of Articles 44 to 47) the office of a director shall be vacated if:-

(a)	he ceases to be a director by virtue of any provision of the Act or he becomes prohibited by law from being a director; or

(b)	being an executive director of the Company or any subsidiary he ceases to hold office as an employee of the Company and a majority of the Board so requires; or

(c)	he becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)	he is, or may be, suffering from mental disorder and either:-

(i)	he is admitted to hospital in pursuance of an application for admission for treatment under the Mental Health Act 1983 or, in Scotland, an application for admission under the Mental Health (Scotland) Act 1960, or

(ii)	an order is made by a court having jurisdiction (whether in the United Kingdom or elsewhere) in matters concerning mental disorder for his detention or for the appointment of a receiver, curator bonis or other person to exercise powers with respect to his property or affairs; or

(e)	he resigns his office by notice to the Company; or

(f)	he shall for more than six consecutive months have been absent without permission of the directors from meetings of directors held during that period and the directors resolve that his office be vacated; or

(g)	he is named in a removal notice in accordance with Article 47.

Regulation 81 of Table A shall not apply.

DIRECTORS' APPOINTMENTS AND INTERESTS

50.           Subject to the provisions of the Act, and provided that he has disclosed to the directors the nature and extent of any material interest of his, a director notwithstanding his office:-

(a)	may be a party to, or otherwise interested in, any transaction or arrangement with the Company or in which the Company is otherwise interested;

(b)	may be a director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any body corporate promoted by the Company or in which the Company is otherwise interested; and

(c)	shall subject to the terms of any contract of employment between the Company and the director, not by reason of his office, be accountable to the Company for any benefit which he derives from any such office or employment or from any such transaction or arrangement or from any interest in any such body corporate and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit.

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51.	For the purposes of Article 50:-

(a)	a general notice given to the directors that a director is to be regarded as having an interest of the nature and extent specified in the notice in any transaction or arrangement in which a specified person or class of persons is interested shall be deemed to be a disclosure that the director has an interest in any such transaction of the nature and extent so specified; and

(b)	an interest of which a director has no knowledge and of which it is unreasonable to expect him to have knowledge shall not be treated as an interest of his.

52.	Regulations 84 to 86 and 94 to 98 (inclusive) of Table A shall not apply to the Company.

PROCEEDINGS OF DIRECTORS

53.	Subject to the provisions of the Articles, the directors may regulate their proceedings as they think fit. A director may, and the secretary at the request of a director shall, call a meeting of the directors. Questions arising at any meeting shall be decided by a majority of votes provided that any one director may act in dealing with the procedure set out in Article 22. A director who is also an alternate director shall be entitled in the absence of his appointor to a separate vote on behalf of his appointor in addition to his own vote. Notice of every meeting of the directors shall be given to each director and his alternate director, including directors and alternate directors who may for the time being be absent from the United Kingdom and have given the Company an address within the United Kingdom for service. Regulation 88 of Table A shall not apply to the Company.

54.	The quorum for the transaction of business of the Board shall be two directors and for as long as there shall be "A" Shares and "B" Shares in issue this shall be comprised of at least one "A" Director and at least one "B" Director or their respective alternatives unless there is only one director appointed in which case the quorum shall be one and these Articles shall be construed accordingly. Regulation 89 of Table A shall not apply to the Company.

55.	Save as the Shareholders may from time to time agree otherwise, the directors may meet together for the dispatch of business, adjourn and otherwise regulate their meetings as they think fit. Unless at least one "A" Director and at least one "B" Director indicate their willingness to accept shorter notice of a meeting of the directors, at least seven clear days' prior notice of the time and place of each meeting of the directors shall be given. Questions arising at any meeting shall be determined by a majority. In the case of an equality of votes, the chairman of the meeting shall not have a second or casting vote.

56.	A director may, and the secretary on the requisition of a director shall, at any time summon a meeting of the directors upon not less than seven days' notice. Notice of every meeting of the directors shall be given to every director in accordance with the provisions referred to in Articles 66 to 73 (inclusive) but the non-receipt of notice by any director shall not of itself invalidate the proceedings at any meeting of the directors.

57.	Any director including an alternate director may participate in a meeting of the directors or a committee of the directors of which he is a member by means of a conference telephone or similar communications equipment whereby all persons participating in the meeting can hear and speak to each other and any director, or alternate director or member of a committee participating in this manner shall be deemed to be present in person at such meeting and, subject to these Articles and the Act, he shall be entitled to vote and be counted in a quorum accordingly. Such a meeting shall be deemed to take place where the largest group of those participating is assembled or, if there is no such group, where the chairman of the meeting then is.

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58.	At any meeting of the directors:

(h)	any "A" Directors or their alternates present at such meeting shall collectively be entitled to as many votes as would be permitted to be cast if all the "A" Directors were present;

(i)	any "B" Director or their alternates present at such meeting shall collectively be entitled to as many votes as would be permitted to be cast if all the "B" Directors were present.

59.	The words "of filling vacancies, or" shall be omitted from Regulation 90 of Table A.

DELEGATION OF DIRECTORS’ POWERS

60.	A committee of the Board must include at least one “A” Director and one “B” Director and the quorum for a meeting of any such committee shall throughout the meeting be at least one “A” Director and one “B” Director. Regulation 72 of Table A shall be modified accordingly. Regulation 72 of Table A insofar as it applies to Managing Directors shall not apply.

SECRETARY

61.	Subject to the provisions of the Act, the secretary shall be appointed by the directors for such term and upon such conditions as they may think fit and any secretary so appointed may be removed by them. Except with the approval of a special resolution of the Company, the secretary shall not be entitled to remuneration. Regulation 99 of Table A shall not apply to the Company.

DIVIDENDS

62.	No dividends shall be declared by the Company unless approved by the "A" Shareholder. Regulations 102 to 108 (inclusive) of Table A shall be amended accordingly. The "A" Shares and the "B" Shares shall rank for dividends pari passu in all respects on the basis that the amount of any dividend declared or paid shall be the same for each share of whatever class.

THE SEAL

63.	If the Company has a seal it shall only be used with the authority of the Board. The Board may determine who shall sign any instrument to which the seal is affixed and unless otherwise so determined every instrument to which the seal is affixed shall be signed by one director and by the secretary or another director. The obligation under Regulation 6 in Table A relating to the sealing of share certificates shall apply only if the Company has a seal. Regulation 101 of Table A shall not apply to the Company.

ACCOUNTS

64.	No member shall (as such) have any right of inspecting any accounting records or other book or document of the Company except as conferred by statute or authorised by special resolution of the Company. Regulation 109 of Table A shall not apply to the Company.

CAPITALISATION OF PROFITS

65.	For so long as there are "A" Shares and "B" Shares in issue, on any occasion when shares are allotted and distributed credited as fully paid pursuant to the provisions of Regulation 110 of Table A as amended by this Article, the Shares allotted to "A" Shareholders shall forthwith on allotment automatically stand designated as "A" Shares and the Shares allotted to "B" Shareholders shall forthwith on allotment automatically stand designated as "B" Shares.

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NOTICES

66.	Any notice to be given to or by any person pursuant to the Articles (other than a notice calling a meeting of the directors) shall be in writing or shall be given using electronic communications to an address for the time being notified for that purpose to the person giving the notice.In this Article, "address", in relation to electronic communications, includes any number or address used for the purposes of such communications. Regulation 111 of Table A shall not apply to the Company.

67.	The Company may give any notice to a member either personally or by sending it by first class post in a prepaid envelope addressed to the member at his registered address or by leaving it at that address or by giving it using electronic communications to an address for the time being notified to the Company by the member. In the case of joint holders of a Share, all notices shall be given to the joint holder whose name stands first in the register of members in respect of the joint holding and notice so given shall be sufficient notice to all the joint holders. A member whose registered address is not within the United Kingdom and who gives to the Company an address within the United Kingdom at which notices may be given to him, or an address to which notices may be sent using electronic communications, shall be entitled to have notices given to him at that address, but otherwise no such member shall be entitled to receive any notice from the Company. Regulation 112 of Table A shall not apply to the Company. In this Article and the next, "address", in relation to electronic communications, includes any number or address used for the purpose of such communications.

68.	A member present, either in person or by proxy, at any meeting of the Company or of the holders of any class of Shares shall be deemed to have received notice of the meeting and, where requisite, of the purposes for which it was called. Regulation 113 of Table A shall not apply to the Company.

69.	Every person who becomes entitled to a Share shall be bound by any notice in respect of that Share which, before his name is entered in the register of members, has been duly given to a person from whom he derives his title. Regulation 114 of Table A shall not apply to the Company.

70.	Any notice to be given to the Company pursuant to these Articles shall be sent to the registered office of the Company or presented at a meeting of the Board or shall be sent to any number or address used for the purpose of electronic communications and identified for that purpose by the Company.

71.	Any notice to be given pursuant to these Articles may be given by facsimile transmission to the facsimile number maintained at the relevant address of the addressee. Such a notice shall be conclusively deemed to have been properly given at the time shown on the transmission report received by the sender.

72.	Proof that an envelope containing a notice was properly addressed, prepaid and posted shall be conclusive evidence that the notice was given by post. Proof of who was telephoned and the date and time of the call shall be conclusive evidence that notice was given by telephone. A comprehensive transaction report or log generated by a fax machine, suitably certified by or on behalf of the Company, shall be conclusive evidence that notice was given by fax. A copy of a record of the total number of recipients sent to or each recipient to whom an e-mail message was sent together with any notices of failed transmissions and copies of records of subsequent re-sending, suitably certified by or on behalf of the Company, shall be conclusive evidence that notice was given by e-mail. A notice shall be deemed to have been given at the expiration of 24 hours after the envelope containing it was posted or in the case of a notice contained in an electronic communication (other than notices transmitted by telephone call which shall be deemed to have been given immediately after the time the telephone call was made), at the expiration of 24 hours after the time it was sent. Regulation 115 of Table A shall not apply to the Company.

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73.	A notice may be given by the Company to the persons entitled to a Share in consequence of the death or bankruptcy of a member by sending or delivering it, in any manner authorised by the Articles for the giving of notice to a member, addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt or by any like description at the address, if any, within the United Kingdom supplied for that purpose by the persons claiming to be so entitled. Until such an address has been supplied, a notice may be given in any manner in which it might have been given if the death or bankruptcy had not occurred.

WINDING UP

74.	If the Company is wound up, the liquidator may, with the sanction of an extraordinary resolution of the Company and any other sanction required by the Act, divide among the members in specie the whole or any part of the assets of the Company and may, for that purpose, value any assets and with the like sanction, determine how the division shall be carried out as between the members or different classes of members. The liquidator may, with the like sanction, vest the whole or any part of the assets in trustees upon such trusts for the benefit of the members as he with the like sanction determines, but no member shall be compelled to accept any assets upon which there is a liability. Regulation 117 of Table A shall not apply to the Company.

INDEMNITY

75.	Subject to the provisions of the Statutes but without prejudice to any indemnity to which the person concerned may be otherwise entitled and protection from liability which may otherwise apply, every person who is or was at any time a director or other officer of the Company (excluding the auditors) may be indemnified out of the assets of the Company against all costs, charges, expenses, losses or liabilities (together "Liabilities" and each a "Liability") which he may sustain or incur in or about the actual or purported execution and/or discharge of the duties of his office and/or in the exercise or purported exercise of his powers or discretions and/or otherwise in relation thereto or in connection therewith, (together his "Role") including (without prejudice to the generality of the foregoing) any Liability suffered or incurred by him in disputing defending investigating or providing evidence in connection with any actual or threatened or alleged claims, demands, investigations, or proceedings, whether civil or criminal or in connection with any application under section 144(3) or (4) or section 727 of the Act.

76.	This indemnity shall not apply to the extent that:

(a)	the Liability is recoverable from any other person;

(b)	where the consent of the Company's insurers is required, unless and until such consent is granted;

(c)	a Liability arises from an act or omission of the director or other officer which is shown to have been in bad faith (including one involving fraud or fraudulent concealment by such director or other officer;

(d)	the director or other officer has received a financial benefit to which he is not entitled; or

(e)	it relates to tax or National Insurance Contributions payable on remuneration or other benefits received by such director or other officer.

77.	The Company may also, subject to the provisions of the Statutes, provide funds to any director or other officer of the Company (excluding the auditors) or do anything to enable a director or other officer of the Company (excluding the auditors) to avoid incurring expenditure of the nature described in section 337A of the Act.

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78.	The directors shall have the power to purchase and maintain insurance for the benefit of (a) every person who is or was at any time a director or other officer (excluding the auditors) of the Company or any Associated Company (as defined in section 309(A)(6) of the Act), (b) every person who is or was at any time an auditor of the Company or (c) any person who is or was at any time a trustee of any pension fund or employees' share scheme in which employees of the Company or any Associated Company (as defined in section 309(A)(6) of the Act) are interested including (without prejudice to the generality of the foregoing) insurance against Liabilities in respect of his Role.

79.	Regulation 118 of Table A shall not apply to the Company.

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Inter Parfums Société Anonyme

Subscribed for and on behalf of the said
Inter Parfums Société Anonyme

/s/ Philippe Benacin	Director
Philippe Benacin

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